                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------

[NABORS INDUSTRIES LOGO]                                            NEWS RELEASE

--------------------------------------------------------------------------------

                NABORS NET $0.68 ON STRONG NORTH AMERICAN RESULTS

ST. MICHAEL, BARBADOS, JANUARY 31, 2005, NABORS INDUSTRIES LTD. (AMEX: NBR), today announced its results for the fourth quarter and full year ended
December 31, 2004. Adjusted income derived from operating activities(1) increased 73% to $113.8 million for the fourth quarter compared to $65.8 million in the fourth quarter of 2003 and $84.1 million in the third quarter of this year. Net income was $108.8 million ($0.68 per diluted share) for the fourth quarter compared to $64.9 million ($0.42 per diluted share) in the fourth quarter of 2003 and $75.6 million ($0.48 per diluted share) in the third quarter of this year. For the full year ended December 31, 2004, adjusted income derived from operating activities rose by 55% to $329.7 million, compared to $212.7 million in 2003. Net income for the full year 2004 was $302.5 million ($1.92 per diluted share) compared to $192.2 million ($1.25 per diluted share) in the full year 2003. The fourth quarter results included a net positive adjustment to deferred income tax expense of $0.03 per share (non-cash) as a result of the release of tax reserves no longer required.

Gene Isenberg, Nabors' Chairman and CEO commented on the Company's results, "Income from virtually all of our operating units increased substantially over the prior year and prior quarter with the fourth quarter equaling our previous record quarter set in the third quarter of 2001. For the full year our U.S. Lower 48 Land Drilling group demonstrated the largest year-to-year increment followed by our Canadian, U.S. Offshore, International, U.S. Land Well-servicing and oil and gas units. Only Alaska posted lower results in both periods with the aggregate results of our manufacturing and logistics businesses lower for the year but showing a good recovery in the fourth quarter.

"Compared to the third quarter of 2004, every unit posted improvement except for our U.S. Land Well-servicing business where strong pricing trends substantially offset seasonally weak activity arising from shorter daylight hours and the numerous holidays. The largest sequential improvement came from Canada where results set a new record for any fourth quarter on higher pricing and rig count. This performance was followed closely by our U.S. Lower 48 Drilling operation which continued a modest improvement in rig count propelled by a larger than expected improvement in margins as rig demand exceeded the readily available supply. Our International operations benefited from a broad based increase in activity with significant incremental contribution coming from numerous countries. Because four of the incremental ten new rigs for Saudi Arabia commenced late in the quarter any meaningful impact will not begin until the first quarter. Significant sequential improvement was also realized by our U.S. Gulf of Mexico offshore business with long-anticipated although modest increases in workover jack-up activity and pricing coupled with ongoing strength among our larger platform rigs. Our manufacturing and logistics businesses in aggregate posted a large sequential improvement over their third quarter loss, largely resulting from higher activity in our marine transportation

----------------
(1) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting."

operations following the hurricane. Oil and gas operations also posted a slight improvement in the fourth quarter.

"The outlook for our businesses is better than I have ever seen it in my
18 years with Nabors. We expect higher results in the first quarter from every one of our units led by our Canadian operations, as it enters its seasonally strongest quarter, with improved pricing and activity currently running at a rate of 70 rigs. Our U.S. Lower 48 Land Drilling unit should post the next largest increase with results driven by roll-thru of significantly higher pricing and a continued but more modest increase in rig count. The improved performance of our U.S. Offshore unit is expected to increase further in the subsequent quarters with substantially higher pricing and slightly higher utilization of the workover jack-ups appearing to be sustainable. Alaska should be a meaningful component of sequential improvement with the first quarter exploration season underway, although we still expect the full year to be modestly below 2004. Our International operations will continue to have significant sequential increases as the new rigs in Saudi Arabia commence and numerous other prospects materialize. The manufacturing and logistics companies are forecasting similar incremental results with more top drive shipments expected and generally healthier activity in all other components of this reporting operations.

"Nabors has seen a steady improvement in its market share over the last two years as we have been able to benefit disproportionately from the near doubling of rig activity in the Rocky Mountain Region and the increasing use of new bits and horizontal drilling technologies. We were able to reposition underutilized rigs at relatively low capital costs to take advantage of the strong Rocky Mountain Market while the investments we have made to facilitate meaningful reductions in average rig moving times and larger pump capacities have yielded competitive advantages and good returns with the increased emphasis on horizontal drilling. Similarly, our large asset base has allowed us to accomplish short delivery times with high specification rigs wherever needed (such as the ten we are furnishing to Saudi Aramco on an expedited schedule). Nabors' focus on and investments in quality and efficiency were recognized by Royal Dutch Shell in December when they selected Nabors Drilling USA's rig 784 as its "Land Rig of the Year." This rig operates for Shell on the Pinedale Anticline in Wyoming and was deemed the best among the 58 land rigs that operated for Shell worldwide in 2004. The evaluation factors were excellence in safety and environmental performance, operating efficiency, and joint engagement and teamwork.

"The results of our North American gas-driven markets are well in excess of our expectations and we see no reason to believe the fundamentals indicate anything but a continuation of this trend. Our conviction regarding the long-term more enduring nature of this cycle continues to be reinforced by not only the fundamental supply challenges of both North American natural gas and global crude oil, but also the feedback we receive from our customers regarding future activity plans and more importantly, the beneficial impact rig efficiency gains are having on their well cost."

The Nabors companies own and operate almost 600 land drilling and approximately 900 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platform rigs, 19 jack-up units, and three barge rigs in the United States and multiple international markets. Nabors markets 31 marine transportation and support vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in St. Michael, Barbados at
(246) 421-9471 or via email at dan.mclachlin@nabors.com. Nabors will conduct a conference call to discuss the quarter's results and the near-term outlook, tomorrow February 1, 2005, at 11:00 a.m. Eastern Standard Time. The call can be accessed on our website at www.nabors.com, or through First Call at www.firstcallevents.com.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)

                                                                        THREE MONTHS ENDED                       YEAR ENDED
                                                            ------------------------------------------   -------------------------
                                                                   DECEMBER 31,          SEPTEMBER 30,          DECEMBER 31,
                                                            --------------------------   -------------   -------------------------

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                        2004           2003           2004           2004          2003
                                                            -----------    -----------    -----------    -----------   -----------
Revenues and other income:
   Operating revenues                                       $   684,683    $   524,120    $   585,652    $ 2,394,031   $ 1,880,003
   Earnings (losses) from unconsolidated affiliates                (626)           436           (292)         4,057        10,183
   Investment income                                             16,958         10,073         12,222         50,064        33,813
                                                            -----------    -----------    -----------    -----------   -----------
      Total revenues and other income                           701,015        534,629        597,582      2,448,152     1,923,999
                                                            -----------    -----------    -----------    -----------   -----------

Costs and other deductions:
   Direct costs                                                 435,584        350,306        378,084      1,572,649     1,276,953
   General and administrative expenses                           54,800         42,468         49,548        195,388       165,403
   Depreciation and amortization                                 69,379         59,674         64,229        254,939       226,528
   Depletion                                                     10,465          6,345          9,408         45,460         8,599
   Interest expense                                              10,728         16,035         10,533         48,507        70,740
   Losses (gains) on sales of long-lived assets,
     impairment charges and other expense (income), net          (1,290)           872          1,487         (4,629)        1,153
                                                            -----------    -----------    -----------    -----------   -----------
      Total costs and other deductions                          579,666        475,700        513,289      2,112,314     1,749,376
                                                            -----------    -----------    -----------    -----------   -----------

Income before income taxes                                      121,349         58,929         84,293        335,838       174,623
                                                            -----------    -----------    -----------    -----------   -----------

Income tax expense (benefit):                                    12,583         (5,942)         8,667         33,381       (17,605)
                                                            -----------    -----------    -----------    -----------   -----------

Net income                                                  $   108,766    $    64,871    $    75,626    $   302,457   $   192,228
                                                            ===========    ===========    ===========    ===========   ===========

Earnings per share (1):
   Basic                                                    $       .73    $       .44    $       .51    $      2.03   $      1.31
   Diluted                                                  $       .68    $       .42    $       .48    $      1.92   $      1.25

Weighted-average number of common shares outstanding (1):

  Basic                                                         149,805        146,984        149,089        148,936       146,495
                                                            -----------    -----------    -----------    -----------   -----------
  Diluted                                                       165,368        161,851        163,919        164,030       156,897
                                                            -----------    -----------    -----------    -----------   -----------


Adjusted income derived from operating activities (2)       $   113,829    $    65,763    $    84,091    $   329,652   $   212,703
                                                            ===========    ===========    ===========    ===========   ===========


(1) See "Computation of Earnings Per Share" included herein as a separate schedule.

(2) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America
      (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting".

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                     DECEMBER 31,      SEPTEMBER 30,     DECEMBER 31,
(IN THOUSANDS, EXCEPT RATIOS)                                            2004              2004              2003
                                                                     ------------      -------------     ------------
ASSETS
Current assets:
Cash and marketable securities                                        $  823,051        $  764,060        $  919,673
Accounts receivable, net                                                 540,103           480,117           410,487
Other current assets                                                     217,820           204,360           185,487
                                                                      ----------        ----------        ----------
     Total current assets                                              1,580,974         1,448,537         1,515,647
Marketable securities                                                    439,462           430,913           612,417
Property, plant and equipment, net                                     3,275,495         3,190,374         2,990,792
Goodwill, net                                                            327,225           321,010           315,627
Other long-term assets                                                   239,453           227,586           168,209
                                                                      ----------        ----------        ----------
     Total assets                                                     $5,862,609        $5,618,420        $5,602,692
                                                                      ==========        ==========        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt                                     $  804,550        $      750        $  299,385
Other current liabilities                                                394,766           330,566           298,988
                                                                      ----------        ----------        ----------
     Total current liabilities                                         1,199,316           331,316           598,373
Long-term debt                                                         1,201,686         2,002,530         1,985,553
Other long-term liabilities                                              532,214           513,011           528,491
                                                                      ----------        ----------        ----------
     Total liabilities                                                 2,933,216         2,846,857         3,112,417
Shareholders' equity                                                   2,929,393         2,771,563         2,490,275
                                                                      ----------        ----------        ----------
     Total liabilities and shareholders' equity                       $5,862,609        $5,618,420        $5,602,692
                                                                      ==========        ==========        ==========



Total cash, marketable and non-marketable securities (included
in other current and non-current assets)                              $1,411,047        $1,321,817        $1,579,090

Working capital                                                       $  381,658        $1,117,221        $  917,274

Funded debt to capital ratio:
    - Gross                                                             0.41 : 1          0.42 : 1          0.48 : 1
    - Net of cash, marketable and non-marketable securities             0.17 : 1          0.20 : 1          0.22 : 1
Interest coverage ratio:                                                14.1 : 1          11.4 : 1           6.8 : 1

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                                SEGMENT REPORTING
                                   (UNAUDITED)

The following tables set forth certain information with respect to our reportable segments and rig activity:

                                                                        THREE MONTHS ENDED                       YEAR ENDED
                                                            ------------------------------------------   --------------------------
                                                                   DECEMBER 31,          SEPTEMBER 30,          DECEMBER 31,
                                                            --------------------------   -------------   --------------------------

(IN THOUSANDS, EXCEPT RIG ACTIVITY)                             2004           2003           2004           2004           2003
                                                            -----------    -----------    -----------    -----------    -----------
Reportable segments:
Operating revenues and Earnings from
  unconsolidated affiliates:
    Contract Drilling: (1)
      U.S. Lower 48 Land Drilling                           $   221,299    $   139,986    $   202,283    $   748,999    $   476,258
      U.S. Land Well-servicing                                   96,992         75,342         95,377        360,010        312,279
      U.S. Offshore                                              35,972         29,244         33,929        132,778        101,566
      Alaska                                                     17,815         25,491         16,982         83,835        112,092
      Canada                                                    136,711        100,190         89,293        426,675        322,303
      International                                             122,499        106,866        111,618        444,289        396,884
                                                            -----------    -----------    -----------    -----------    -----------
       Subtotal Contract Drilling (2)                           631,288        477,119        549,482      2,196,586      1,721,382

    Oil and Gas (3)                                              15,788          9,467         14,216         65,303         16,919
    Other Operating Segments (4) (5)                             55,529         51,264         41,408        205,615        201,660
    Other reconciling items (6)                                 (18,548)       (13,294)       (19,746)       (69,416)       (49,775)
                                                            -----------    -----------    -----------    -----------    -----------
      Total                                                 $   684,057    $   524,556    $   585,360    $ 2,398,088    $ 1,890,186
                                                            ===========    ===========    ===========    ===========    ===========

Adjusted income (loss) derived from operating activities:
 Contract Drilling: (1)
   U.S. Lower 48 Land Drilling                              $    41,813    $     8,664    $    30,221    $    93,573    $    16,800
   U.S. Land Well-servicing                                      15,074         11,205         18,511         57,712         47,082
   U.S. Offshore                                                  6,491          4,431          4,507         20,611          1,649
   Alaska                                                         2,564          6,575          2,522         16,052         37,847
   Canada                                                        31,410         24,536         13,888         91,421         59,856
   International                                                 27,154         19,156         24,713         89,211         77,964
                                                            -----------    -----------    -----------    -----------    -----------
    Subtotal Contract Drilling (2)                              124,506         74,567         94,362        368,580        241,198

 Oil and Gas (3)                                                  4,316            974          4,018         13,736          5,850
 Other Operating Segments (4) (5)                                   298         (1,131)        (3,094)        (5,333)         3,266
 Other reconciling items (7)                                    (15,291)        (8,647)       (11,195)       (47,331)       (37,611)
                                                            -----------    -----------    -----------    -----------    -----------
    Total                                                       113,829         65,763         84,091        329,652        212,703
Interest expense                                                (10,728)       (16,035)       (10,533)       (48,507)       (70,740)
Investment income                                                16,958         10,073         12,222         50,064         33,813
Gains (losses) on sales of long-lived assets,
  impairment charges and other income (expense), net              1,290           (872)        (1,487)         4,629         (1,153)
                                                            -----------    -----------    -----------    -----------    -----------
Income before income taxes                                  $   121,349    $    58,929    $    84,293    $   335,838    $   174,623
                                                            ===========    ===========    ===========    ===========    ===========


Rig activity:
Rig years: (8)
   U.S. Lower 48 Land Drilling                                    217.2          168.3          207.9          199.0          143.1
   U.S. Offshore                                                   14.0           14.1           14.0           14.4           14.1
   Alaska                                                           6.7            7.3            6.4            6.9            7.9
   Canada                                                          54.4           47.1           41.9           46.5           42.1
   International (9)                                               73.3           64.0           66.3           67.7           61.1
                                                            -----------    -----------    -----------    -----------    -----------
      Total rig years                                             365.6          300.8          336.5          334.5          268.3
                                                            ===========    ===========    ===========    ===========    ===========
Rig hours: (10)
   U.S. Land Well-servicing                                     286,104        257,578        289,312      1,137,914      1,088,511
   Canada Well-servicing                                        105,025         92,079         86,676        377,170        321,472
                                                            -----------    -----------    -----------    -----------    -----------
      Total rig hours                                           391,129        349,657        375,988      1,515,084      1,409,983
                                                            ===========    ===========    ===========    ===========    ===========

(1) These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of ($.37) million, $.03 million and ($.26) million for the three months ended December 31, 2004 and 2003 and September 30, 2004, respectively, and $1.6 million and $2.8 million for the years ended December 31, 2004 and 2003, respectively.

(3) Represents our oil and gas exploration, development and production operations.

(4) Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5) Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of ($.26) million, $.4 million and ($.03) million for the three months ended December 31, 2004 and 2003 and September 30, 2004, respectively, and $2.5 million and $7.4 million for the years ended December 31, 2004 and 2003, respectively.

(6)   Represents the elimination of inter-segment transactions.

(7) Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8) Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9) International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0, 3.5 and 4.0 years during the three month periods ended December 31, 2004 and 2003, and September 30, 2004, respectively, and 4.0 and 3.8 years for the years ended December 31, 2004 and 2003, respectively.

(10) Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                        THREE MONTHS ENDED               YEAR ENDED
                                                               -----------------------------------  -------------------
                                                                   DECEMBER 31,      SEPTEMBER 30,      DECEMBER 31,
                                                               -------------------   -------------  -------------------

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                         2004       2003         2004         2004       2003
                                                               --------   --------     --------     --------   --------
Net income (numerator):
   Net income - basic                                          $108,766   $ 64,871     $ 75,626     $302,457   $192,228
   Add interest expense on assumed conversion of our
      zero coupon convertible/exchangeable senior
      debentures/notes, net of tax:
        $825 million due 2020 (1)                                    --         --           --           --      3,639
        $1.381 billion due 2021 (2)                               3,139      3,062        3,119       12,438         --
        $700 million due 2023 (3)                                    --         --           --           --         --
                                                               --------   --------     --------     --------   --------
   Adjusted net income - diluted                               $111,905   $ 67,933     $ 78,745     $314,895   $195,867
                                                               --------   --------     --------     --------   --------

   Earnings per share:
     Basic                                                     $    .73   $    .44     $    .51     $   2.03   $   1.31
     Diluted                                                   $    .68   $    .42     $    .48     $   1.92   $   1.25

Shares (denominator):
   Weighted average number of shares outstanding - basic (4)    149,805    146,984      149,089      148,936    146,495
   Net effect of dilutive stock options and warrants based
      on the treasury stock method                                7,072      6,376        6,339        6,603      6,604
   Assumed conversion of our zero coupon
      convertible/exchangeable senior debentures/notes:
        $825 million due 2020 (1)                                    --         --           --           --      3,798
        $1.381 billion due 2021 (2)                               8,491      8,491        8,491        8,491         --
        $700 million due 2023 (3)                                    --         --           --           --         --
                                                               --------   --------     --------     --------   --------
   Weighted average number of shares outstanding - diluted      165,368    161,851      163,919      164,030    156,897
                                                               --------   --------     --------     --------   --------


(1) Diluted earnings per share for the year ended December 31, 2003 reflects the assumed conversion of our $825 million zero coupon convertible senior debentures, as the conversion in the period would have been dilutive. We redeemed for cash the remaining outstanding principal amount of our $825 million zero coupon convertible senior debentures on June 20, 2003 and therefore these debentures did not impact the calculation of diluted earnings per share for the three months ended December 31, 2004 and 2003 and September 30, 2004 and the year ended December 31, 2004.

(2) Diluted earnings per share for the three months ended December 31, 2004 and 2003 and September 30, 2004 and the year ended December 31, 2004 reflects the assumed conversion of our $1.381 billion zero coupon convertible senior debentures, as the conversion in those periods would have been dilutive. For the year ended December 31, 2003, the weighted-average number of shares outstanding-diluted excluded 8.5 million potentially dilutive shares issuable upon the conversion of our $1.381 billion zero coupon convertible senior debentures because the inclusion of such shares would have been anti-dilutive, given the level of net income for that year. Net income for the year ended December 31, 2003 excluded the related add-back of interest expense, net of tax, of $12.1 million for these debentures. These shares would have been dilutive and therefore included in the calculation of the weighted-average number of shares outstanding-diluted had diluted earnings per share been at or above $1.43 for the year ended December 31, 2003.

(3) Diluted earnings per share for the years ended December 31, 2004 and 2003 and the three months ended December 31, 2004 and 2003 and September 30, 2004 excludes approximately 10.0 million potentially dilutive shares initially issuable upon the exchange of our $700 million zero coupon senior exchangeable notes due 2023 and our Series B zero coupon senior exchangeable notes due 2023. Such shares did not impact our calculation of diluted earnings per share for these periods as we are required to pay cash up to the principal amount of any notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, if the price of our shares exceeded $70.10.

(4) Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco, respectively: 149.6 million and .2 million shares for the three months ended December 31, 2004; 146.6 million and .4 million shares for the three months ended December 31, 2003; 148.8 million and .3 million shares for the three months ended September 30, 2004; 148.7 million and .3 million shares for the year ended December 31, 2004; and 146.0 million and .5 million shares for the year ended December 31, 2003. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.